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NEWS RELEASE                                     [LOGO MACKENZIE PARTNERS, INC.]
                                                              156 FIFTH AVENUE
                                                              NEW YORK, NY 10010
                                                              212 929-5500
                                                              FAX 212 929-0308

CONTACT:
--------
Stan Kay
MacKenzie Partners, Inc.
(212) 929-5940



FOR IMMEDIATE RELEASE:
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                WYSER-PRATTE/SPEAR, LEEDS TO APPEAL DISMISSAL OF
                  DELAWARE ACTION REGARDING REXENE RECORD DATE.

              SAYS SHAREHOLDERS WON'T BE FOOLED BY BUYBACK PROGRAM

NEW YORK, NEW YORK, March 20, 1997 -- Guy P. Wyser-Pratte of Wyser-Pratte & Co., Inc. and Fred Kambeitz of Spear, Leeds & Kellogg announced today that they will appeal the Delaware Chancery Court's denial of the group's effort to change Rexene Corporation's (NYSE:RXN) April 18 record date for the April 30 special meeting. Mr. Wyser-Pratte and Mr. Kambeitz also said they did not expect the late record date or the appointment of two large shareholders to the Rexene Board to prevent shareholders from electing the Wyser-Pratte/Spear Leeds nominees on April 30.

Mr. Wyser-Pratte and Mr. Kambeitz commented, "We are naturally disappointed by the court's decision. The late record date is an obvious attempt to manipulate the vote and deny shareholders a fair opportunity to vote at the meeting. The decisive factor at the meeting, however, will be the shareholders' desire to have a Board committed to maximizing value for the benefit of all shareholders."

"We also think the appointment of Stephen Swid and Richard Perry to the Board will have no effect on the shareholder election. Mr. Perry did not support us in the special meeting call and is not a factor. We find it curious, however, that Mr. Swid initially supported our effort to call a special meeting, and now, just weeks later, would accept Rexene's offer to join the Board."

Mr. Wyser-Pratte and Mr. Kambeitz continued, "We were pleased by Huntsman Corporation's announcement Tuesday reiterating its interest in pursuing a transaction with Rexene at $16 cash per share. We are also encouraged by Huntsman's positive statements about its ability to finance an acquisition of Rexene. Recent press reports about Huntsman's success at financing the $578 million acquisition of Texaco's chemical business also shows that financing a Rexene transaction should not be a problem for Huntsman. We also wholeheartedly agree with Huntsman's comment that if Rexene management had accepted its $16 offer made last fall, shareholders would have already had their money."

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Wyser-Pratte/Spear, Leeds & Kellogg
March 20, 1997
Page Two

"The Company's just announced $85 million buyback program," they continued, "won't fool shareholders into believing that this management is trying to maximize value. If that were the case, management would be aggressively negotiating with Huntsman or another buyer, for a transaction in which shareholders could sell all their stock for $16 or more in cash. In Rexene's stock repurchase program, on the other hand, shareholders will sell fewer shares at a lower price.

"The real motivation for Rexene's buyback program is to entrench management by putting just enough cash in shareholders' hands to swing the election's results. Management's actions will have no impact on our plans to replace the Board and complete a value maximizing transaction with a qualified buyer, including Huntsman. We believe the buyback won't deter any potential buyers because the shares repurchased in the buyback would be at a lower price than would be the case in a transaction to buy the entire Company."

Mr. Wyser-Pratte and Mr. Kambeitz concluded, "We do note, however, that Rexene's latest announcement has no reference to a 60 day closing condition, as have previous announcements. We are hopeful that they have finally dropped this irrelevant condition to a transaction. It's time to find out once and for all whether this Company is really for sale or if management is simply stalling to find additional ways to maintain control of Rexene at the expense of shareholders."

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                             PARTICIPANT INFORMATION

Mr. Wyser-Pratte owns beneficially 1,369,700 shares of Rexene common stock representing approximately 7.3% of the outstanding shares. Spear, Leeds & Kellogg owns beneficially 1,114,100 shares of common stock, representing approximately 5.9% of the outstanding shares. As stated above, the nominees of Mr. Wyser-Pratte and Spear, Leeds & Kellogg for election at the special meeting to the board of directors of Rexene are Messrs. Mauch, Macey, McQuade and Pasman. Mr. McQuade owns beneficially 2,000 shares of Rexene common stock. Eric Longmire of Wyser-Pratte & Co.,Inc. and Werner Goeckel are also participants. It is anticipated that Mr. Goeckel will be added to the board of directors of Rexene after the special meeting. Mr. Goeckel owns beneficially 4,200 shares of Rexene common stock.